Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form S-1 of Intellinetics, Inc. of our report dated March 28, 2016, relating to the consolidated financial statements of Intellinetics, Inc. as of December 31, 2015 and 2014 and for the years then ended. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus. Our report dated March 28, 2016, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ GBQ Partners LLC

Columbus, Ohio
March 30, 2016